Exhibit 10(iii)(k)


                  CONTINUING SERVICES AND RETIREMENT AGREEMENT

     This CONTINUING SERVICES AND RETIREMENT AGREEMENT ("Agreement") is made as of March 3, 2000 by and between HSB Group, Inc., a Connecticut corporation ("Company"), and Gordon W. Kreh ("Executive").

     WHEREAS, Executive has been employed by the Company and certain of its Affiliates (as defined in Section 3.1 below) for nearly twenty-nine years and served in various senior management positions prior to being appointed Chief Executive Officer in 1994 and Chairman of the Board in 1998; and

     WHEREAS Executive has provided valuable service to the Company over the term of his employment; and

     WHEREAS, in order to facilitate an orderly management transition, Executive has agreed to retire as President and Chief Executive Officer of the Company effective as of December 31, 1999, and to retire as Chairman of the Board effective as of a date on or after the Signing Date (as defined in Section 1.3 below) specified by the Governance Committee of the Board of Directors; and

     WHEREAS, the Company desires to have access to Executive's knowledge, experience and business relationships in effecting a smooth management transition by retaining Executive to provide certain services to the Company with respect to the business of the Company and its principal Affiliates to the extent mutually agreeable to the Chief Executive Officer of the Company and Executive;

     NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, Executive and the Company, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                             SERVICES TO BE PROVIDED

     1.1 Continuing  Services.  During the Service Period (as defined in Section
1.3 below), Executive shall be available on a full-time basis to provide such services to the Company as the Chief Executive Officer may reasonably request. By way of illustration and not limitation, such services may include advice and assistance with respect to (i) general corporate and organizational matters,
(ii) development and marketing of products, (iii) customer and marketing relationships; and (iv) development of strategic and business plans. Notwithstanding the foregoing, Executive shall not be required to perform any specific services (except as described under Section 1.2 below), to provide services at any specific location, or to be present at the Company's offices during any specific periods, rather Executive shall perform only such services, and only on such terms, as shall be mutually agreeable to Executive and the Company's Chief Executive Officer. Executive agrees that by affixing his signature to this Agreement, he confirms his voluntary and irrevocable resignation as President and Chief Executive Officer of the Company, effective as of December 31, 1999, and from all of the other officer and director positions (other than Chairman of the Board) he holds with the Company and its Affiliates, including but not limited to those identified on Exhibit A, effective as of the Signing Date, and that he will resign as Chairman of the Board on the date specified by the Governance Committee of the Board of Directors.

     1.2. Assistance with Claims. Executive agrees that, during the Service Period, he will be available, on a reasonable basis, to assist the Company and its Affiliates in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened ("Claims") that may be made or threatened by or against the Company or any of Affiliates. Executive agrees, unless precluded by law, to promptly inform the Company if he is requested (i) to testify or otherwise become involved in connection with any Claim against the Company or any Affiliate or
(ii) to assist or participate in any investigation (whether governmental or private) of the Company or Affiliate or any of their actions, whether or not a lawsuit has been filed against the Company or any of its Affiliates relating thereto.

     1.3. Service Period. The "Service Period" shall be the period beginning on the date that this Agreement is executed by the Executive (the "Signing Date") and ending on the date which is the earlier of (i) two years from the Signing Date, i.e. March 3, 2002, or (ii) the date Executive's employment is terminated by reason of death or Disability (as defined under Section 4.3 below) of the Executive, by the Company in accordance with Section 4.1, or by the Executive in accordance with Section 4.2 (the "Termination Date").

                                   ARTICLE II

                            COMPENSATION AND BENEFITS

     2.1. Pre-Service Period Compensation. For the period January 1, 2000 through the Signing Date, Executive shall continue to be paid a Base Salary at the annual rate of $725,000. On the eighth day (or, if such day is not a business day, the next succeeding business day) after the Signing Date, provided that Executive has not revoked his consent to the release referenced in Section
5.1 below during such time, Executive shall be paid (i) a lump sum cash amount of $1,350,000 (which for purposes of determining "Annual Compensation" under the Company's Retirement Plan and Excess Retirement Plan shall be deemed to be an amount paid under the Company's Severance Plan); (ii) a $145,000 award, payable in cash, under the Company's Short-Term Incentive Plan for the 1999 Plan Year; and (iii) 25,413 shares of Company common stock, subject to the restrictions provided in the Restricted Stock Instrument attached as Exhibit B to this Agreement, under the Company's Long-Term Incentive Plan for the Performance Period ending December 31, 1999. Executive agrees that the awards described under (ii) and (iii) of the preceding sentence are payment in full and final settlement and satisfaction of all rights he has to receive awards under the Company's Short-term Incentive Plan for the 1999 Plan Year and under the Company's Long-Term Incentive Plan for the Performance Period ending December 31, 1999. Executive shall not be entitled to receive any awards under the Short-Term Incentive Plan for the 2000 Plan Year.

     2.2 Service Period Compensation.

     2.2.1 Base Salary and Benefits. For the period beginning on the Signing Date and continuing thereafter during the Service Period, Executive shall be paid at a base annual salary rate of $50,000. During the Service Period, Executive shall be considered to be an employee of the Company for purposes of
(i) any outstanding option awards under the Company's 1985 and 1995 Stock Option Plans; and (ii) determining his eligibility to receive benefits and accrue service under the Company's benefit plans and programs, except as may be specifically modified or limited by this Agreement.

     2.2.2 Severance Plan. Executive acknowledges that the $1,350,000 lump sum payment referenced in Section 2.1 above is in lieu of any payment under the Company's Severance Plan or any other Company plan, program, arrangement or agreement providing for severance benefits, and Executive further acknowledges that he shall not be eligible to receive any additional benefits under the Company's Severance Plan or any other Company plan, program, arrangement or agreement which provides severance pay, regardless of whether Executive's employment terminates at the conclusion of the Service Period or during the Service Period in accordance with Section 4.1, 4.2 or 4.3 below.

     2.2.3 Pre-Retirement Death Benefit and Supplemental Pension Agreement. The Pre-Retirement Death Benefit and Supplemental Pension Agreement dated March 14, 1997 between Executive and the Company ("SERP") shall remain in effect during the Service Period with the following modifications:

          (i) "Executive's Base Annual Salary" shall be $725,000.

          (ii) Any termination of Executive's employment during the Service Period for any reason, including, but not limited to termination of Executive's employment following a Change in Control, other than by reason of death or Disability (as defined in the SERP), will be deemed to be a termination of employment by the Company prior to Executive's reaching age 55, and Executive's benefit will calculated in accordance with Section 3.3(a) of the SERP.

     2.2.4 Retiree Life Insurance and Medical Plans. Provided Executive is employed by the Company on the last day of the Service Period, for purposes of the Company's Retiree Life Insurance Plan and Company's Retiree Medical Plan Executive shall be deemed to have retired under the Company's Retirement Plan and for purposes of computing the Annual Dollar Limits of Company contributions under the Retiree Medical Plan, shall be deemed to be age 55 until the day he actually reaches age 55 following which Executive's actual age will be used.

     2.2.5 Prorated Awards Under the Long-Term Incentive Plan. Executive will be entitled to receive the following prorated awards under the Long-Term Incentive Plan for the Performance Periods ending in 2000 and 2001:

          (i) 2/3 of the award, if any, he would otherwise have been entitled to receive as Chief Executive Officer of the Company based upon the attainment of the Performance Measures established for the 1998-2000 Performance Period; and

          (ii) 1/3 of the award, if any, he would otherwise have been entitled to receive as Chief Executive Officer of the Company based upon the attainment of the Performance Measures established for the 1999-2001 Performance Period; provided, however, Executive will forfeit any right to any award under this Section 2.2.5 if at the time an award is payable Executive is in breach of any of the provisions contained in Sections 3.1, 3.2, 3.3 or 3.4 of this Agreement. Payment of the awards will be in the form of cash or common stock of the Company (which may include restricted stock) or a combination thereof, at the discretion of the Human Resources Committee of the Board of Directors of the Company. Payment will be made at the same time as payment is made to other participants under the Plan.

     2.2.6 Restricted Shares under the Company's Long-Term Incentive Plan. With respect to the restricted shares previously granted under the Company's Long-Term Incentive Plan (and the special grant awarded outside the plan on January 26, 1998) listed on Exhibit C to this Agreement, the Restricted Stock Instruments governing such awards shall be amended as follows:

          (i) the Restricted Period will end on March 3, 2002;

          (ii) the restrictions on the shares described in the instruments will lapse on the earlier of (x) March 3, 2002, provided Executive is still employed by the Company on such date, or (y) the date of the Executive's death or Disability, and

          (iii) violation of Sections 3.1, 3.2, 3.3, or 3.4 of this Agreement or termination of this Agreement by the Executive in accordance with Section
     4.2 will result in forfeiture of all of such shares.

     2.3 Coverage under the Rabbi Trust. The Company agrees that it will continue to include any benefits payable to Executive under the SERP Agreement, the Top Hat Plan and the Excess Retirement Plan under the Trust Agreement dated May 30, 1997 between the Company and Fleet National Bank until such time as all benefits payable under such plans have been paid to Executive or his beneficiary or the trust is terminated by the Company in accordance with the terms of the Trust Agreement.

     2.4 Acknowledgement by Executive. Executive acknowledges and agrees that in the event that he revokes his consent to the release referenced in Section 5.1 below, he shall have no right to receive any of the payments in this Article II. Executive further acknowledges that following his receipt of the payments set forth in this Article II and/or Article IV below, as applicable, the Company shall have no further obligations to him, and he shall have no right to further compensation, with respect to his employment with the Company or the separation therefrom.




                                   ARTICLE III

                             COVENANTS OF EXECUTIVE

     3.1. Confidentiality. Executive agrees that, during the Service Period, and at all times thereafter, he shall continue to hold in a fiduciary capacity for the benefit of the Company, all secret or confidential information, knowledge or data relating to the Company and any other business or entity in which, at any relevant time, the Company holds an equity (voting or non-voting) interest equal to or greater than 10% (an "Affiliate") that shall have been obtained by Executive during his employment by or affiliation with the Company or its Affiliates, and that shall not be public knowledge other than by acts of Executive or his representative ("Confidential Material"). Executive shall not, without the prior written consent of the Chief Executive Officer of the Company, communicate or divulge any Confidential Material to anyone other than the Company and those designated by it.


     3.2. Covenant Not to Compete. Executive hereby agrees that for a period of two years from the Signing Date, he will not, directly or indirectly, enter into any business relationship (either as principal, agent, board member, officer, consultant, stockholder, employee or in any other capacity) with any business or other entity that at any relevant time competes in any respect with any of the businesses of the Company or any of its Affiliates in any county in the State of Connecticut, the names of all of which are deemed hereby to be specifically included herein by reference, throughout the United States and North America, and anywhere else in the world where the Company or any of its Affiliates, has operations or conducts business (a "Competitor"); provided, however, that such prohibited activity shall not include the ownership of less than 1% of the voting securities of any publicly traded corporation regardless of the business of such corporation. Notwithstanding the foregoing, Executive may participate in private equity or venture capital activities from time to time, provided that in connection with such activities Executive may not directly or indirectly enter into a business relationship with any entity which engages in the underwriting of equipment breakdown insurance and/or engineering services of the type offered by the Company or any of its Affiliates.

     3.3. Solicitation. Executive agrees that for a period of three years from the Signing Date, he will not employ, offer to employ, engage as a consultant, or form a business association with any person who is then, or who during the preceding one year was, an employee of the Company or any Affiliate, nor will he assist any other person in soliciting for employment or consultation any person who is then, or who during the preceding one year was, an employee of the Company or any Affiliate. Notwithstanding the foregoing, Executive will not be precluded from employing a former employee of the Company or any of its Affiliates, provided that Executive did not directly or indirectly solicit such employee, and provided further that such former employee's date of termination of employment from the Company or its Affiliate was more than six months prior to the date such person is employed by Executive.

     3.4. Non-Interference. Executive agrees that for a period of three years from the Signing Date, he will not disturb or attempt to disturb any business relationship or agreement between either the Company or an Affiliate and any other person or entity.

     3.5. Injunctive Relief. Executive acknowledges that his violation of the foregoing covenants of this Article III could cause the Company irreparable harm and he agrees that the Company shall be entitled to injunctive relief restraining Executive from actual or threatened breach of the covenants, and that if a bond is required to be posted in order for the Company to secure such relief, said bond need only be in a nominal amount. Subject to Section 3.6 below, the right of the Company to seek injunctive relief shall be in addition to any other remedies available to the Company with respect to an alleged or threatened breach.

     3.6. Effect of Covenants. Nothing in Sections 3.1, 3.2, 3.3, or 3.4 hereof shall be construed to adversely affect the rights that the Company would possess in the absence of the provisions of such sections.


                                   ARTICLE IV

                            TERMINATION OF EMPLOYMENT

     4.1. Termination of Employment by Company. In the event that Executive violates any of the provisions of Sections 3.1, 3.2, 3.3 or 3.4, the Company may terminate Executive's employment by sending a notice of termination to Executive which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under this
Section 4.1. The date the notice is sent in accordance with this Agreement shall be the effective date of Executive's termination. In the event that the Company terminates Executive's employment pursuant to the preceding sentence, (i) the Base Salary payments will cease effective as of the termination date; (ii) any shares of restricted stock currently outstanding under the Company's Long-term Incentive Plan, the special grant of 2,539 shares awarded outside of the plan on January 26, 1998, and the restricted shares granted under Section 2.1 will be forfeited; and (iii) Executive will not be eligible for the Retiree Medical Plan and Retiree Life Insurance benefit as provided under Section 2.2.4. The Company shall not be entitled to suspend or terminate any other payments or benefits otherwise due to Executive by reason of Executive's violation of Sections 3.1, 3.2, 3.3, or 3.4 (whether before or after a judgment is obtained by the Company against Executive). Nothing in this Section 3.6 shall limit the Company's remedies in the case of Executive's violation of this Agreement, except as otherwise specifically provided in this Section 4.1.

     4.2 Resignation by Executive. Executive shall have the right to terminate his employment at any time by sending a written notice to the Company in accordance with this Agreement specifying the effective date of his termination. In the event that Executive provides services to, or assumes a position with, a for-profit business without the written consent of the Chief Executive Officer of the Company (regardless of whether such business is a Competitor), Executive shall be deemed to have resigned from employment with the Company effective as of the date such services commenced. For purposes of determining the respective rights and obligations of the parties under this Agreement arising out of termination pursuant to this Section 4.2, such termination shall be deemed to be a termination by the Company in accordance with Section 4.1. Termination by Executive under this Section 4.2 shall not act to release him from the restrictions set forth in Sections 3.1, 3.2, 3.3. or 3.4., without the written consent of the Chief Executive Officer.

     4.3 Death or Disability. In the event that Executive's employment is terminated on account of death or Disability, (i) the Base Salary payments will cease effective as of the employment termination date; and (ii) any shares of restricted stock currently outstanding under the Company's Long-term Incentive Plan, the special grant of 2,539 shares awarded outside of the plan on January
26, 1998, and the restricted shares granted under Section 2.1 will become non-forfeitable and freely transferable subject to the requirements contained in the restricted stock instruments governing such restricted stock awards. For purposes of this Agreement "Disability" shall mean a total and permanent Long-Term Disability as it is defined in the Company's Employees' Disability Plan, effective January 1, 1976, as from time to time amended.

     4.4 Other Benefits upon Termination of Employment. Any other benefits payable to Executive or his beneficiary shall be determined in accordance with the terms of the Company's policies, programs and plans in effect on the date of Executive's termination of employment under this Article IV taking into account the event giving rise to the termination and Executive's age and years of service as of such termination date.


                                    ARTICLE V

                            MISCELLANEOUS PROVISIONS


     5.1 Release of Claims. The provision by the Company of the compensation and benefits described under Article II and/or Article IV, as applicable, hereunder are conditioned upon Executive's compliance with the terms described under this Agreement and the execution, non-revocation and honoring of a release of claims and covenant not to sue in favor of the Company in the form attached hereto as Exhibit D.

     5.2. Other Agreements. This Agreement shall be effective on the Signing Date. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between Executive and the Company and supersedes all prior agreements and understandings, written or oral, including, but not by way of limitation, the Severance Agreement dated February 3, 1997, as amended effective as of May 24, 1999.

     5.3. Successors. This Agreement is personal to Executive and may not be assigned by Executive without the consent of the Company. However, to the extent that rights or benefits under this Agreement otherwise survive Executive's death, Executive's heirs and estate shall succeed to such rights and benefits pursuant to Executive's will or the laws of descent and distribution; provided that Executive shall have the right at any time and from time to time, by notice delivered to the Company, to designate or to change the beneficiary or beneficiaries with respect to such benefits. This Agreement may be assigned to a successor to all or substantially all of the business or assets of the Company.

     5.4. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Hartford, Connecticut by three arbitrators. Except as otherwise expressly provided in this Section 5.4, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the "Association") then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. This Section 5.4 shall not be construed to limit the Company's right to obtain relief under Section 3.5 hereof with respect to any matter or controversy subject to Section 3.5 hereof, and, pending a final determination by the arbitrator with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal or other applicable court, without being required to first arbitrate such matter or controversy.

     5.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to the principles of conflict laws.

     5.6. Amendment. This Agreement may only be amended by written agreement executed by the parties hereto or their respective successors or legal representatives.

     5.7. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given: (i) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; (ii) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or (iii) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

         If to Executive:
         Gordon W. Kreh
         133 Westerly Terrace
         Hartford, CT  06105

         If to the Company:
         HSB Group, Inc.
         P.O. Box 5024
         One State Street
         Hartford, CT 06102-5024
         Attn: Corporate Secretary

or to such other address as either party shall furnished to the other party in writing in accordance with the provisions of this Section 5.7.

     5.8 Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted (but only to the extent such provision can not be appropriately reformed or modified).

     5.9 No Waiver. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.
This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party's legal representative to draft any of its provisions.


     IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused this Agreement to be executed on its behalf, all as of the Signing Date.


HSB GROUP, INC.

By: /s/ R. Kevin Price

Its: Corporate Secretary


EXECUTIVE

By:  /s/ Gordon W. Kreh

                                    EXHIBIT A

                    LIST OF DIRECTORSHIPS AND OFFICES HELD BY
                             EXECUTIVE IN AFFILIATES


Name of Entity                                Title(s)

The Allen Insurance Company                   Director

The Boiler Inspection and Insurance           Director
  Company of Canada

The Hartford Steam Boiler Inspection          Chairman of the Board, President
  and Insurance Company                       and Chief Executive Officer

The Hartford Steam Boiler Inspection          Chairman of the Board, President
  and Insurance Company of                    and Chief Executive Officer
  Connecticut

The Hartford Steam Boiler Inspection          President and Chief Executive
  and Insurance Company of Texas              Officer

HSB Associates, Inc.                          Director

HSB Engineering Finance Corporation           Director and President

HSB Investment Corporation                    Director

One State Street Intermediaries, Inc.         Director

HSB Engineering Insurance, Limited            Director

                                    EXHIBIT B

                           RESTRICTED STOCK INSTRUMENT




To:  Gordon W. Kreh

HSB GROUP, INC.
RESTRICTED STOCK INSTRUMENT

Pursuant to the provisions of the Long-Term Incentive Plan (the "Plan") HSB Group, Inc. (the "Company") hereby awards to you (the "Participant"), subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, 25,413 shares of Common Stock of the Company ("Restricted Stock").

1. Terms and Conditions - It is understood that the award of Restricted Stock is subject to the following terms and conditions:

         (a) Restricted Period - The Restricted Stock awarded to the Participant may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for the period of time ending on March 3, 2002 (the "Restricted Period"). Any attempt by Participant to dispose of any such shares prior to the expiration of the Restricted Period shall be null and void and without effect.

         (b) Dividends and Voting Rights - The Restricted Stock will be registered in the name of the Participant and held in escrow by the Human Resources Committee of the Board of Directors (the "Committee"). The Participant will, subject to the restrictions contained in this Instrument, possess all incidents of ownership of the Restricted Stock, including the rights to receive dividends with respect to such stock and to vote such stock.

         (c) Lapse of Restrictions - The restrictions on the Restricted Stock described in Paragraph (a) above shall lapse upon the completion of the Restricted Period and the Participant's right to such shares shall vest on such date, or if earlier on the date that the Participant's employment terminates on account of death or Disability (as such term is defined in the Plan).

         (d) Forfeiture - In the event the Participant's employment with the Company terminates for any reason other than death or Disability, or in the event the Participant violates any of Sections 3.1, 3.2, 3.3 or 3.4 of the Continuing Services and
                  Retirement Agreement to which this instrument is attached, prior to the expiration of the Restricted Period, the
                  Restricted Stock shall thereupon be forfeited by the Participant and transferred to, or reacquired by the Company at no cost to the Company.

         (e) Delivery of Shares - The Company shall deliver the Restricted Stock to the Participant, or the Beneficiary (as defined in the Plan) of the Participant, if applicable, within 30 days after the termination of the Restricted Period or, the earlier lapse of restrictions in accordance with Paragraph (c).

2. Modification - The Committee shall have the authority to cancel all or any portion of any outstanding restrictions on the Restricted Stock prior to the expiration of the Restricted Period with respect to the shares of Restricted Stock awarded hereunder on such terms and conditions as the Committee may deem appropriate.

3. No Right to Continued Employment - This award shall not confer upon Participant any right with respect to continuance of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate his employment at any time.

4. No Rights as Shareholder - Except as provided herein, the Participant shall not have any rights as a shareholder with respect to any shares of the Restricted Stock awarded hereby.

5. Compliance with Laws and Regulations - The Company shall not be obligated to deliver stock pursuant to an award of Restricted Stock for which the restrictions hereunder have lapsed if such delivery would constitute a violation of any applicable law. The Committee may postpone the delivery of stock following the lapse of certain restrictions with respect to the Restricted Stock for such time as the Committee in its discretion may deem necessary, in order to permit the Company with reasonable diligence (i) to effect or maintain registration of the Plan or the shares deliverable upon the lapse of certain restrictions respecting awards of Restricted Stock under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction, or (ii) to determine that such shares and the Plan are exempt from such registration.

6. Restrictions and Withholding - The Committee shall have the right to condition any delivery of shares pursuant to the lapse of certain restrictions with respect to the Restricted Stock on the Participant's undertaking in writing to comply with such restrictions on the subsequent disposition of such shares as the Committee shall deem necessary or advisable as a result of any applicable law or regulation. Upon the delivery of shares of Restricted Stock pursuant hereto the Participant or other person receiving the stock shall be required to pay to the Company, the amount of any taxes which the Company is required to withhold with respect to such stock. The Participant will have the ability to elect to have shares otherwise issuable pursuant to the lapse of restrictions withheld, or may deliver previously owned shares to the Company, to satisfy such withholding taxes.

7. Adjustment - In the event of any change in the stock of the Company by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of shares, or rights offering to purchase stock at a price substantially below Fair Market Value (as defined in the Plan), or of any similar change affecting the common stock of the Company, the number of shares of Restricted Stock awarded herein with respect to which restrictions have not lapsed shall be appropriately adjusted consistent with such change in such manner as the Board in its discretion may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, all participants in the Plan. Any fractional shares resulting from such adjustments shall be eliminated. Any adjustment so made shall be final and binding upon the Participant.

8. Participant Bound by Plan - Participant acknowledges receipt of a copy of the Plan and shall be bound by all the terms and provisions thereof.

9. Notices - Any notice hereunder to the Committee shall be addressed as follows:

         The Human Resources Committee
         c/o The Corporate Secretary, 12th Floor
         HSB Group, Inc.
         One State Street
         P. O. Box 5024
         Hartford, CT  06102-5024

     Any notice hereunder to Participant shall be sent to the last known home address reflected in the records of the Participant's Employer.

10. Governing Law - The terms and conditions of this Instrument shall be governed by the laws of the State of Connecticut.

11. The Company has caused this Instrument to be prepared by its duly authorized officer.


                                       HSB GROUP, INC.



                                       By /s/ R. Kevin Price

                                       Its: Corporate Secretary

                                    EXHIBIT C

                                RESTRICTED STOCK


Grant Date                             Number of Shares


1/24/97                                     3,999

1/26/98                                     4,824

1/26/98                                     2,539 (granted outside of the Long-
                                                     Term Incentive Plan)

2/22/99                                     31,458

                                    EXHIBIT D

                    RELEASE OF CLAIMS AND COVENANT NOT TO SUE

This RELEASE OF CLAIMS AND COVENANT NOT TO SUE (the "Release") is executed and delivered by GORDON W. KREH (the "Executive") to HSB GROUP, INC. (the "Company"). In consideration of the agreement by the Company to provide the Executive with the rights, payments and benefits under the Continuing Services and Retirement Agreement between the Executive and the Company dated March 3, 2000 (the "Agreement") to which the Executive would not otherwise be entitled, the Executive hereby agrees as follows:

Section 1. Release and Covenant. The Executive, of his own free will, voluntarily releases and forever discharges the HSB Group, Inc., its subsidiaries, affiliates, directors, officers, employees, agents, stockholders, successors and assigns, both individually and in their official capacities, (collectively referred to as "Releases") from, and covenants not to sue or proceed against any of the foregoing on the basis of, any and all past or present causes of action, suits, agreements or other claims which the Executive, his dependents, relatives, heirs, executors, administrators, successors and assigns has or have against any of them upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any matters arising out of his employment by the Company and the termination of his position as Chairman, President and Chief Executive Officer of the Company (and as an officer and/or director of various subsidiaries and affiliates of the Company), and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Connecticut Human Rights and Opportunities Law, each as amended, and any other federal or state law, regulation or ordinance, or public policy, contract or tort law having any bearing whatsoever on the terms and conditions of employment or termination of employment. This Release shall not, however, constitute a waiver of any vested pension rights of Executive, or be construed to prohibit Executive from bringing appropriate proceedings to enforce this Agreement. Executive further agrees that he will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against the Company or any of the Releases for any of the matters set forth in this Release.

Section 2. Due Care. The Executive acknowledges that he has received a copy of this Release prior to its execution and has been advised hereby of his opportunity to review and consider this Release for 21 days prior to its execution. The Executive further acknowledges that he has been advised hereby to consult with an attorney prior to executing this Release. The Executive enters into this Release having freely and knowingly elected, after due consideration, to execute this Release and to fulfill the promises set forth herein. This Release shall be revocable by the Executive during the 7-day period following its execution by delivering (by hand or overnight courier) written notice of revocation to R. Kevin Price, Corporate Secretary at HSB Group, Inc., One State Street, Hartford, Connecticut 06102-5024 and shall not become effective or enforceable until the expiration of such 7-day period. In the event of such a revocation, the Executive shall not be entitled to the consideration for this Release set forth above.

Section 3. Reliance by Executive. The Executive acknowledges that, in his decision to enter into this Release, he has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of the Company, except as set forth in this Release.


This RELEASE OF CLAIMS AND COVENANT NOT TO SUE is executed by the Executive and delivered to the Company on March 3, 2000.


EXECUTIVE:


/s/ Gordon W. Kreh